Exhibit 4


                   ACQUIROR STOCKHOLDER VOTING AGREEMENT
                              (Motorola, Inc.)

                  THIS VOTING AGREEMENT (this "Voting Agreement") is entered into as of May 14, 2001 by and between Rare Medium Group, Inc., a Delaware corporation (the "Company"), and the undersigned stockholder (the "Stockholder") of Motient Corporation, a Delaware corporation ("Acquiror").

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of May 14, 2001 (the "Merger Agreement"), by and among Acquiror, the Company and MR Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror, among other things, Merger Sub will be merged with and into the Company (the "Merger") and, as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger and in order to induce Company to enter into the Merger Agreement, the Stockholder has agreed to execute and deliver to Company this Voting Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Definitions. Capitalized terms used and not defined herein shall have the meanings specified in the Merger Agreement.

                  2. Voting; Grant of Proxy and Further Assurances. The Stockholder hereby irrevocably agrees, during the Term (as defined below), to cast all votes attributable to that number of shares of Acquiror Common Stock as set forth on Annex A hereto and any other shares which are beneficially owned or hereafter acquired by the Stockholder and over which the Stockholder has direct or indirect voting power (the "Shares") at any annual or special meeting of stockholders of Acquiror, including any adjournments or postponements thereof, or written consent of stockholders in lieu thereof , in favor of the approval and adoption of the Merger and the Merger Agreement.

                  3. [Intentionally Omitted]

                  4. Termination. This Voting Agreement and any Proxy delivered hereunder shall terminate and shall have no further force or effect as of the earlier to occur of such time as the (a) Merger shall become effective in accordance with the terms set forth in the Merger Agreement, (b) the provisions of Section 2.01 of the Merger Agreement or any other material term or condition of the Merger Agreement shall have been modified or amended without the prior written consent of the Stockholder, or (c) Merger Agreement shall have been terminated in accordance with the terms thereof (such time being the "Termination Time"). For purposes of this Voting Agreement, "Term" shall mean the period from the date hereof until the Termination Time.

                  5. Miscellaneous. This Voting Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any principles of Delaware conflicts of law. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Voting Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any Delaware State court sitting in Wilmington, Delaware having subject matter jurisdiction, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. The parties hereto agree that if any of the provisions of this Voting Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. This Voting Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Voting Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Voting Agreement. This Voting Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto. No delay or failure on the part of either party hereto in exercising any right, power or privilege under this Voting Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Voting Agreement. This Voting Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have duly executed
and delivered this Voting Agreement, or have caused this Voting Agreement to be duly executed and delivered in their names and on their behalf, as of the date first written above.


                                             RARE MEDIUM GROUP, INC.


                                             By:
                                                 ------------------------------
                                             Name:
                                                   ----------------------------
                                             Title:
                                                    ---------------------------



                                             MOTOROLA, INC.


                                             By:
                                                 ------------------------------
                                             Name:
                                                   ----------------------------
                                             Title:
                                                    ---------------------------





                                  ANNEX A


          Shares of Acquiror Common Stock Owned by Motorola, Inc.


          2,470,532